Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statements (No. 333-46091, 333-114836, and 333-128245) on Form S-8 of Pope Resources, A Delaware Limited Partnership, of our reports dated March 9, 2010, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership, and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 10-K of Pope Resources, A Delaware Limited Partnership. Our report on the consolidated financial statements refers to changes to the accounting for noncontrolling interests, earnings per share, and classification of cash flows associated with real estate development activities.

/s/ KPMG LLP

Seattle, Washington
March 9, 2010